OCWEN FINANCIAL CORPORATION
2017 PERFORMANCE INCENTIVE PLAN
DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT
THIS DIRECTOR RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Award Agreement”), dated as of [____________], by and between Ocwen Financial Corporation, a Florida corporation (the “Corporation”), and [____________] (the “Director”), evidences the award (the “Award”) granted by the Corporation to the Director as to the number of stock units (the “Stock Units”) set forth below.

Number of Stock Units:	[____________]	Award Date:	[____________]

Vesting: The Award shall vest as provided in Section 2 of the Terms and Conditions of Stock Unit Award, attached hereto as Exhibit A (the “Terms”).

The Award is granted under the Ocwen Financial Corporation 2017 Performance Incentive Plan (the “Plan”) and is subject to the Terms and the Plan. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Plan. The parties agree to the terms of the Award set forth herein. The Director acknowledges receipt of a copy of the Terms, the Plan and the Prospectus for the Plan.

OCWEN FINANCIAL CORPORATION, a Florida corporation By:__________________________________ Print Name: [____________] Its: [____________]	DIRECTOR ___________________________________ Signature ____________________________________ Print Name

EXHIBIT A
TERMS AND CONDITIONS OF STOCK UNIT AWARD
1.Stock Units. As used herein, the term “stock unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Corporation’s Common Stock (subject to adjustment as provided in Section 7.1 of the Plan) solely for purposes of the Plan and this Award Agreement. The Stock Units shall be used solely as a device for the determination of the payment to be made to the Director if such Stock Units vest pursuant to Section 2. The Stock Units shall not be treated as property or as a trust fund of any kind.
2.    Vesting; Change in Control.
(a)    General. Subject to Section 2(c) below, the Award shall vest with respect to one hundred percent (100%) of the total number of Stock Units subject to the Award on the first anniversary of the Award Date (the “Vesting Date”); provided, however, that if the Director’s Attendance Percentage for the Grant Year (determined in accordance with Section 2(b) below) is less than seventy-five percent (75%), the number of Stock Units that vest on the Vesting Date shall be determined by multiplying (i) the total number of Stock Units subject to the Award by (ii) the Director’s Attendance Percentage for the Grant Year, and any Stock Units that are not vested after giving effect to such determination shall be terminated as of the last day of the Grant Year as provided in Section 7 below.
(b)    Definition of Attendance Percentage. For purposes of the Award, the Director’s “Attendance Percentage” means the percentage of the aggregate number of (i) all meetings of the Board held during the period of twelve (12) months commencing on the Award Date (the “Grant Year”) and (ii) all meetings during the Grant Year of Board committees of which the Director is a member at the time of the meeting, that were attended by the Director (either in person or by telephone). If the Director ceases to be a member of the Board prior to the end of the Grant Year (or, if earlier, a Change in Control), the calculation shall remain the same except that the Attendance Percentage shall be determined by including in clause (ii) of the preceding sentence all of the Board committee meetings of any committee on which the Director served on the date of such cessation of service that occurred during the remaining period of the Grant Year following the Director’s cessation of service.
(c)    Change in Control. Notwithstanding any other provision herein or in the Plan, if a Change in Control occurs and the Director is a member of the Board immediately prior to such Change in Control, the Award, to the extent then outstanding and unvested, shall become fully vested as of (or, as appropriate to give effect to the acceleration, immediately prior to) the Change in Control.
3.    No Service Commitment. Nothing contained in this Award Agreement or the Plan constitutes a continued service commitment by the Corporation or interferes with the right of the Corporation to increase or decrease the compensation of the Director from the rate in existence at any time.
4.    Dividend and Voting Rights.
(a)        Limitations on Rights Associated with Units. The Director shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 4(b) with respect to dividend equivalent rights) and no voting rights, with respect to the Stock Units and any shares of Common Stock underlying or issuable in respect of such Stock Units until such shares of Common Stock are actually issued to and held of record by the Director. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of such shares.
(b)        Dividend Equivalent Rights Distributions. As of any date that the Corporation pays an ordinary cash dividend on its Common Stock, the Corporation shall credit the Director with an additional number of Stock Units equal to (i) the per share cash dividend paid by the Corporation on its Common Stock on such date, multiplied by (ii) the total number of Stock Units subject to the Award as of the related dividend payment record date (including any dividend equivalents previously credited hereunder), divided by (iii) the fair market value of a share of Common Stock on the date of payment of such dividend. Any Stock Units credited pursuant to the foregoing provisions of this Section 4(b) shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Stock Units to which they relate. No crediting of Stock Units shall be made pursuant to this Section 4(b) with respect to any Stock Units which, as of such record date, have either been paid pursuant to Section 6 or terminated pursuant to Section 7.
5.    Restrictions on Transfer. Neither the Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.
6.    Timing and Manner of Payment of Stock Units. On or as soon as administratively practical following the Vesting Date, or, if applicable, the deferral date specified in the Director’s deferral election under the Corporation’s Deferral Plan for Directors, the Corporation shall deliver to the Director a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion) equal to the number of Stock Units subject to the Award that vested on the Vesting Date. The Corporation’s obligation to deliver shares of Common Stock with respect to vested Stock Units is subject to the condition precedent that the Director or other person entitled under the Plan to receive any shares with respect to the vested Stock Units deliver to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan. The Director shall have no further rights with respect to any Stock Units that are paid or that terminate pursuant to Section 7.
7.    Termination of Unvested Stock Units. If all or any portion of the Director’s Stock Units terminate without vesting pursuant to Section 2, such unvested Stock Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Director, or the Director’s beneficiary or personal representative, as the case may be.
8.    Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan (including, without limitation, an extraordinary cash dividend on such stock), the Administrator shall make adjustments in accordance with such section in the number of Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Award. No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are credited pursuant to Section 4(b).
9.    Plan. The Award and all rights of the Director under this Award Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Director agrees to be bound by the terms of the Plan and this Award Agreement. The Director acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Award Agreement. Unless otherwise expressly provided in other sections of this Award Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Director unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan with the stated intention that such action be applicable to this Award.
10.    Entire Agreement. This Award Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Award Agreement may be amended pursuant to Section 8.6 of the Plan. Any such amendment must be in writing and signed by the Corporation. Any such amendment that materially and adversely affects the Director’s rights under this Award Agreement requires the consent of the Director in order to be effective with respect to the Award. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Director hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.
11.    Limitation on Director’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Award Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Director shall have only the rights of a general unsecured creditor of the Corporation with respect to amounts credited and benefits payable, if any, with respect to the Stock Units, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to Stock Units, as and when payable hereunder.
12.    Counterparts. This Award Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
13.    Section Headings. The section headings of this Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.
14.    Governing Law. This Award Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida without regard to conflict of law principles thereunder.
15.    Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Award Agreement shall be construed and interpreted consistent with that intent.
16.    Clawback Policy. The Stock Units are subject to the terms of any applicable recoupment, clawback or similar policy of the Corporation as may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Stock Units or any shares of Common Stock or other cash or property received with respect to the Stock Units (including any value received from a disposition of the shares acquired upon payment of the Stock Units).
17.    No Advice Regarding Award. The Director is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Director may determine is needed or appropriate with respect to the Award. The Director is responsible for any tax liability that may arise with respect to the Award.

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